EXHIBIT 10.4

AGREEMENT

This Agreement (“Agreement”), dated as of December 28, 2020 (the “Effective Date”), is entered into by and between Jadi Cell LLC, a Delaware limited liability company, with offices located at 1100 Biscayne Blvd., #6104, Miami, Florida 33132 (“Licensor”), and ImmCelz Inc. the successor identity of BioStem Acquisitions Inc, a Nevada corporation, a subsidiary of Creative Medical Technology Holdings Inc. (CELZ), a Nevada Corporation, with offices located at 211 E. Osborn Rd. Phoenix, AZ 85012 (“Licensee”).

Recitals

A. Licensor is the exclusive owner of and has the right to license to Licensee the Technology Rights (as defined below).

B. All prior licenses of the Technology Rights have been terminated related to Field of Use.

C. Licensee wishes to exploit the Technology Rights in the Field of Use (as defined below) in the Territory (as defined below) in connection with the Licensed Products (as defined below) and Licensed Services (as defined below) and Licensor is willing to grant to Licensee a non-exclusive license to the Technology Rights on the terms and conditions set out in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

1. Definitions.

1.1

“Affiliate” means any person or Entity that controls, is controlled by, or is under common control with Licensee, directly or indirectly. For purposes of this definition and where explicitly described herein, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, the Licensee will be deemed to control another Entity if the Licensee owns or directly or indirectly controls at least 50% of the voting stock or other securities of the Entity.

1.2

“Confidential Information” means any information disclosed by one party to the other party which is identified as confidential at the time of disclosure, including information consisting of data; research results; technology; software; materials; patents; copyrighted works; know-how; trade secrets; business or product plans; marketing, sales or other financial information; periodic reports; progress reports and commercialization plans or other information which, under the circumstances, should be reasonably known to be confidential. Confidential Information shall not include information: that at the time of disclosure is available to the public, or after disclosure becomes a part of the public domain by publication or otherwise, through no fault of the recipient; (iii) that the recipient already properly possessed prior to receipt from the disclosing party; (iv) that the recipient has received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information; or (v) that was independently developed by or for the recipient by any person or persons who had no knowledge or benefit of the disclosing party’s Confidential Information. Information disclosed under this Agreement shall not be deemed within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the receiving party’s possession, but only if the combination itself and its principle of operation are in the public domain or such party’s possession.

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1.3

“Covered By” means, where applicable to Patent Rights, a claim or claims directed to any subject matter disclosed within any pending or issued patent included in the Patent Rights claiming all, a portion, or a component or step of any product, apparatus, kit or component part thereof, or any method, procedure, or process. Where applicable to Technology Rights (other than Patent Rights), “Covered By” shall mean a use, reproduction, preparation of derivative work, distribution, public performance, public display, or other practice, as applicable, that would constitute, but for a license granted by Licensee, a misappropriation, violation, and/or infringement of such Technology Rights.

1.4

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.5	“Field of Use” means transwell/coculture for enhancing autologous cells and applications for not for direct patient use.

1.6

“Know-How” means any Licensor non-public proprietary data, information, documentation, translations, text, designs, procedures, processes, technical improvements, trade secrets, copies, and other materialized forms of any tangibles within the foregoing that relate to the manufacture or source of platelet lysates, that are disclosed to and controlled by Licensor and not Covered By the Patent Rights. For the avoidance of doubt, the Know-How is described in Exhibit C.

1.7

“Licensed Product” means any product, apparatus, kit or component part thereof, or any other subject matter, the manufacture, design, creation, use, importation, distribution, or sale of which is Covered By or otherwise uses the Technology Rights.

1.8

“Licensed Service” means any service, method, procedure, process or other subject matter, the practice, manufacture, use, provision, distribution, use, sale, and as applicable the reproduction, preparation of derivatives, and public performance or public display of which is Covered By or otherwise uses the Technology Rights.

1.9

“Patent Rights” means and includes all of the following Licensor intellectual property: The United States patents and/or patent applications listed in Exhibit A (the “Patents”); United States patents issued from the applications listed in Exhibit A and from divisionals and continuations (other than continuations-in-part) of these applications and any reissues of such United States patents; claims of continuation-in-part applications and patents directed to subject matter expressly described (excluding subject matter claimed by way of inherency) in the patent(s) and/or patent application(s) listed in Exhibit A; and all foreign applications that include claims which are directed to subject matter expressly described in the United States patents and/or patent applications listed in Exhibit A.

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1.10

“Sale of Licensee” means a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of stock), the result of which is that the members immediately prior to such transaction are, after giving effect to such transaction, no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding voting securities of the surviving entity of such transaction. Notwithstanding the foregoing, a Sale of Licensee shall not apply to (a) the purchase of equity securities by investors in a bona fide equity financing, even if such investors purchase securities representing more than 50% of the voting power of Licensee, (r (c) a merger or conversion solely for the purpose of changing the state of jurisdiction or domicile of Licensee.

1.11

“Sublicensee” means any party other than an Affiliate which enters into an agreement or arrangement with Licensee or receives a license grant from Licensee under the Technology Rights, to manufacture, have manufactured, offer for sale, sell, lease, use, practice, import, distribute, and/or as applicable reproduce, prepare derivatives of, distribute, publicly perform, or publicly display a Licensed Product or Licensed Service, subject to the then- current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

1.12	“Technology Right(s)” means Licensor’s intellectual property rights in the Patent Rights and Know-How.

1.13	“Territory” means the entire world.

ARTICLE 2: LICENSE GRANT; EQUIPMENT AND INVENTORY

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (including with respect to Licensor) license to make, have made, use, offer to sell, sell, import, and distribute any Licensed Product and/or any Licensed Service in the Field of Use under Licensor’s Patent Rights or Know-How throughout the Territory.

2.2 No Implied License. Licensee shall obtain no implied license rights to the Technology Rights or any other rights owned or controlled by Licensor. Any and all rights not expressly granted to Licensee herein shall be retained by Licensor.

2.3 Affiliates and Sublicensing. Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee. Licensor hereby grants to Licensee the right to enter into sublicensing agreements with Sublicensees, subject to the following:

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2.3.1 Any sublicense agreement granting a third party rights to the Technology Rights shall:

(a) Be consistent with the terms, conditions and limitations of this Agreement in all material respects;

(b) Contain an acknowledgement by the Sublicensee of Licensor’s disclaimer of warranty and the limitation on Licensor’s liability substantially similar to those provided in Sections 9.3 (No Representations or Warranties) and 9.4 (Disclaimer of Specific Warranties);

(c) Require the Sublicensee to indemnify Licensor with respect to such Sublicensee’s exercise of its rights under the Technology Rights in a manner substantially similar to the manner in which Licensee has agreed to indemnify Licensor under Article 12 (Indemnification);

(d) Impose on the Sublicensee obligations substantially similar to those imposed upon Licensee under Article 8 (Confidentiality), Article 5 (Marking), Article 11 (Insurance), Section 15.3 (Notices), and Article 13 (Regulatory Compliance) hereof; and

(e) Expressly prohibit the Sublicensee from granting further sublicenses.

2.3.2 If this Agreement is terminated for any reason, Licensor shall have the sole option to (a) terminate any or all sublicensees and all rights granted thereunder, or (b) require Licensee to immediately assign, without additional consideration, all of its right, title, and interest to any or all sublicensees to Licensor, including the right to receive all income from the sublicensees. Any sublicense granted pursuant to this Article 2 shall expressly include the foregoing contingency.

2.3.3 Licensee shall be responsible to Licensor for the performance of its sublicensees under each sublicense agreement granting any rights to any Technology Rights.

ARTICLE 3: ROYALTIES AND PAYMENTS; RECORDS

3.1 Upfront Royalty;. Licensee shall pay Licensor a license fee of $250,000.00 (the “Upfront Royalty”), which can also be paid in CELZ stock at a discount of 25% of the closing price of $0.0037 which is based on the date of this agreement Said shares shall be converted by Licensor in traunches within one year of the date of this agreement. Any shares remaining after one year shall automatically be converted at the agreed upon price per Licensee shall reserve sufficient shares in Licensor’s name with the Transfer Agent (V Stock) .

3.2 Continuing Royalty. Within thirty (30) days of the end of each calendar quarter during the term of this Agreement, Licensee will pay Licensor five percent (5%) of the Net Income of Licensee ImmCelz Inc. during such calendar quarter (the “Continuing Royalty”). As used herein, “Net Income” of Licensee means Net Income as determined in accordance with generally accepted accounting principles from the exploitation of the Technology Rights with the following adjustments: With each Continuing Royalty payment, Licensee will provide Licensor with a statement of Licensee’s calculation of Licensee’s Net Income and the Continuing Royalty and will provide to Licensor with such documentation supporting such calculations as is reasonably requested by Licensor.

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3.3 Net Income from Sale of Assets. Notwithstanding the foregoing, in the event of the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the business or assets of Licensee ImmCelz, Inc. (“Sale of Assets”) will results in a one time ten-percent allocation to the licensor, the Continuing Royalty will be calculated at five percent (5%) of the Net Income of Licensee in any calendar quarter in which the Net Income in such calendar quarter reflects the receipt of any consideration from such Sale of Assets.

3.4 Tax Payment. Each party will reasonable for their own taxes based upon their jurisdiction of taxation.

3.5 Records and Audit.

3.5.1 Records. During the term of this Agreement and for three (3) years following the termination of this Agreement, Licensee shall keep complete and accurate financial records reasonably necessary for the calculation of the Continuing Royalty in each calendar quarter. Upon request, Licensee shall make available to Licensor all financial statements regularly prepared by Licensee in the ordinary course of its business.

3.5.2 Audit.

(a) Licensor, at its own expense and not more frequently than annually, may appoint an accountant (the “Auditor”) who shall have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying Licensee’s calculation of the Continuing Royalty.

(b) Licensor shall provide to Licensee a copy of the Auditor’s audit report within five (5) days of Licensor’s receipt of the report. If the report shows that the Continuing Royalty paid by Licensee was deficient for any calendar quarter, Licensee shall pay Licensor the deficient amount within thirty (30) days after Licensee’s receipt of the audit report. If the deficient amount exceeds ten percent (10%) of the total Continuing Royalty in any calendar quarter, Licensee also shall pay for the reasonable out-of-pocket cost of the audit. If the report shows any overpayment of the Continuing Royalty by Licensee, the amount of the overpayment will be credited against the next Continuing Royalty payment.

ARTICLE 4: PROSECUTION, DEFENSE AND MAINTENANCE OF PATENT

4. Prosecution, Defense and Maintenance of Patents.

4.1 Patent Prosecution and Maintenance. Licensor shall:

4.1.1 promptly notify Licensee in writing of any alleged infringement of the Patents in the Territory or of any infringement action filed against Licensor or pertaining to the Patents; and

4.1.2 notify Licensee in writing of any additions, deletions, or changes in the status of any Patent.

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4.2 Payment of All Patent Prosecution, Maintenance and Defense Expenses. Licensee shall:

4.2.1 have the primary responsibility for maintaining all Patents and Patent Rights;

4.2.2 pay, within thirty (30) days of invoice, all future expenses for filing, prosecuting, and maintaining the Patent Rights, and all other Technology Rights as set forth herein, that are licensed to Licensee hereunder, including without limitation, any taxes, annuities or maintenance fees on such Technology Rights; provided, however, that in the event that Licensee fails to pay such expenses or reimburse Licensor for such expenses within thirty (30) days of written notice that such expenses or reimbursement are due, then such fees and expenses shall become immediately due and owing and shall bear interest at the rate of two percent (2%) per month, compounded monthly, until paid in full;

4.2.3 conduct and maintain all prosecution and defense of the Patents and Patent Rights as reasonably required in order to preserve and maintain the Patents and Patent Rights.

ARTICLE 5: MARKING

Licensee shall, and agrees to require its Affiliates and Sublicensees to, comply with any marking requirements of the intellectual property laws of the applicable countries in the Territory to the extent any failure to do so would materially and adversely affect the Technology Rights or any Licensed Product or Licensed Services, or either party’s ability to avail itself of all potential remedies for any infringement of the Technology Rights, and particularly agrees to permanently and legibly mark all Licensed Products and/or Licensed Services made, used, reproduced, or sold under the terms of this Agreement, or their respective containers, in accordance with the applicable provisions set forth in the patent-marking and notice provisions under Title 35, United States Code. Any sublicense agreement granting a third party rights to the Patent Rights shall impose on the Sublicensee obligations substantially similar to those imposed in this paragraph.

ARTICLE 6: TERM AND TERMINATION OF AGREEMENT

6.1 Term of Agreement. This Agreement shall be in full force and effect from and after the Effective Date and shall continue until terminated in accordance herewith.

6.2 Termination by Licensor. Licensor may terminate this Agreement as follows:

6.2.1 For Cause. Upon written notice to Licensee, if Licensee should: (i) take or fail to take any action that constitutes a material breach of Licensee’s obligations hereunder and fail to cure such breach within 30 days after written notice to Licensee; (ii) file a bankruptcy action, or have a bankruptcy action filed against it (and, in the case of an involuntary proceeding, not dismissed within 90 days); or (iii) have a receiver appointed for it and not discharged within 90 days; or (iv) make an assignment for the benefit of creditors.

6.2.2 Cessation of Licensee’s Business. If Licensee shall cease to carry on its business with respect to the rights granted in this Agreement for a period of 90 consecutive days, this Agreement shall terminate upon 30 days written notice by Licensor.

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6.2.3 Challenge of Patent Rights. In the event that Licensee challenges the validity or enforceability of any of the Patent Rights, Licensee agrees that Licensor shall have the right, but not the obligation, to terminate this Agreement immediately upon providing written notice of the same to Licensee.

6.2.4 Survival of Terms. The rights and obligations of the parties set forth in this Section 6.2 and Article 1 (Definitions), Article 8 (Confidentiality), Article 9 (Representations and Warranties), Article 12 (Indemnification), Article 14 (Option to Purchase) and Article 15 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

6.3 Termination by Licensee. Licensee may terminate this Agreement as follows:

6.3.1 Written Notice. Licensee may terminate this Agreement at any time and from time to time without cause, by giving written notice thereof to Licensor. Such termination shall be effective one hundred twenty (120) days after such notice, and the licenses granted pursuant to Section 2 shall cease as of that date.

6.4 Continuing Obligations. Any termination pursuant to Article 6 shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of Licensor or Licensee arising under this Agreement prior to the date of such termination.

ARTICLE 7: [intentionally omitted]

ARTICLE 8: CONFIDENTIALITY

8.1 Confidentiality Obligations. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party agrees, during the term of this Agreement and for two (2) years thereafter, to:

8.1.1 not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

8.1.2 maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(a) have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(b) have been apprised of this restriction; and

(c) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 8, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 8.

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The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

8.2.1 provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 8; and

8.2.2 disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9. Representations and Warranties.

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

9.1.1 it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

9.1.2 it has, and throughout the term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

9.1.3 the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

9.1.4 when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms.

9.2 Representations and Warranties of Licensor. Licensor represents that it owns all right, title and interest in and to the Technology Rights, Equipment and Inventory and that it has not granted, and during the term will not grant, any security interest, option, lien, license or encumbrance of any nature with respect to any Technology Rights that would conflict with the licenses to Licensee hereunder. The Equipment and Inventory will be sold to Licensee in accordance with Section 3.1 free and clear of all liens and encumbrances.

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9.3 No Other Representations and Warranties by Licensor. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 9.1 AND 9.2, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY RIGHTS OR THE LICENSES GRANTED HEREUNDER INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR, INVENTORS, AND AUTHORS FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH LICENSEE’S OR ITS AFFILIATES’ OR SUBLICENSEES’ MANUFACTURE, USE, SALE, DISTRIBUTION, REPRODUCTION, PREPARATION OF DERIVATIVES OF, PUBLIC DISPLAY, PUBLIC PERFORMANCE, OR OTHER PRACTICE OF THE PRODUCTS AND SERVICES LICENSED UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES OR OTHER LIABILITIES RESULT FROM LICENSOR’S OR ITS EMPLOYEES’ INTENTIONAL MISCONDUCT. LICENSEE, ITS AFFILIATES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND OR SERVICE MANUFACTURED, USED, SOLD, DISTRIBUTED, REPRODUCED, PUBLICLY DISPLAYED, PUBLICLY PERFORMED, OR OTHERWISE PRACTICED BY LICENSEE, ITS SUBLICENSEES AND AFFILIATES WHICH INCORPORATES A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES OR OTHER LIABILITIES RESULT FROM LICENSOR’S OR ITS EMPLOYEES’ INTENTIONAL MISCONDUCT.

9.4 Disclaimer of Specific Warranties. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as:

9.4.1 a warranty or representation by Licensor as to the validity or scope of any Technology Rights.

9.4.2 a warranty or representation by Licensor that anything made, used, sold, distributed, or as applicable publicly performed, publicly displayed, derived from, or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of intellectual property rights of third parties.

9.4.3 an obligation by Licensor to bring or prosecute actions or suits against third parties for infringement, misappropriation, or other similar causes of action related to the Technology Rights.

9.4.4 conferring by implication, estoppel or otherwise any license or rights under any intellectual property of Licensor other than the Technology Rights.

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9.4.5 conferring by implication, estoppel or otherwise any ownership interest or right in or to any intellectual property of Licensor.

ARTICLE 10: INFRINGEMENT

10.1 Claims of Infringement Against Licensee, Its Affiliates or Sublicensees. If any third party claims infringement or misappropriation against Licensee, any Affiliate or Sublicensee as a result of such party’s use of the Technology Rights, then Licensee shall promptly notify Licensor thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, an Affiliate or Sublicensee, by counsel of its own choosing. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (i) materially limits the scope, validity, or enforceability of any portion of the Technology Rights or (ii) admits fault or wrongdoing on the part of Licensor, must be approved by Licensor, in its sole discretion. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Licensor shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event Licensor wishes to deny such approval, such notice shall include a written description of Licensor’s reasonable objections to the proposed settlement, consent judgment or other voluntary disposition and (ii) Licensor shall be deemed to have approved of such proposed settlement, consent judgment or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith. Subject to the policies of Licensor, Licensor agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall promptly reimburse Licensor for any reasonable, documented out of pocket expenses incurred in providing such assistance.

10.2 Infringement of Technology Rights by Third Parties.

10.2.1 Notice. If either party discovers the infringement by a third party of any of Licensor’s Technology Rights licensed under this Agreement, that party shall give written notice of such claim to the other party. Licensee shall then use reasonable efforts to terminate such infringement. In the event Licensee fails to abate the infringing activity within ninety (90) days after such written notice or to bring legal action against the third party, Licensee may bring suit for infringement or misappropriation, as applicable. In the event Licensee brings legal action against the third party, Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (a) materially limits the scope, validity, or enforceability of any portion of the Technology Rights or (b) admits fault or wrongdoing on the part of Licensor, must be approved by Licensor, in its sole discretion. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Licensor shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (a) in the event Licensor wishes to deny such approval, such notice shall include a written description of Licensor’s reasonable objections to the proposed settlement, consent judgment or other voluntary disposition and (b) Licensor shall be deemed to have approved of such proposed settlement, consent judgment or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith.

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10.2.2 Expenses. Any such legal action shall be at the expense of Licensee. Any damages or costs recovered by Licensee or Licensor in connection with a legal action filed hereunder, and after any other payments due to Licensor hereunder are paid, shall be retained by Licensee.

10.2.3 Mutual Cooperation. Licensee and Licensor shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of Licensee, and such litigation shall be controlled by Licensee.

ARTICLE 11: INSURANCE

11.1 Insurance Requirements. Beginning at the time any Licensed Product and/or Licensed Service is being distributed or sold for commercial use (including for the purpose of obtaining any required regulatory approvals) by Licensee, Affiliate, or a Sublicensee, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Licensee will use reasonable efforts to have Licensor and its officers, employees and agents, named as additional insureds. All rights of subrogation will be waived against Licensor and its insurers. Such commercial general liability insurance will provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify Licensor, and its respective officers, employees and agents, under this Agreement.

11.2 Evidence of Insurance and Notice of Changes. Licensee will provide Licensor with written evidence of such insurance upon request by Licensor. Licensee will provide Licensor with written notice of at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance.

11.3 Continuing Insurance Obligations. Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Service(s) developed pursuant to this Agreement is being commercially used, distributed, reproduced, manufactured, sold, publicly performed, or publicly displayed by Licensee, any Affiliate, or any Sublicensee or agent of Licensee, and (ii) for three (3) years after such period.

ARTICLE 12: INDEMNIFICATION

LICENSEE SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND LICENSOR AND ITS MEMBERS, MANAGERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “INDEMNITIES”) AGAINST ANY AND ALL THIRD PARTY CLAIMS, SUITS, LOSSES, DAMAGES, COSTS, LIABILITIES, FEES AND EXPENSES (INCLUDING REASONABLE FEES OF ATTORNEYS) (COLLECTIVELY, “CLAIMS”) BASED ON, RESULTING FROM OR ARISING OUT OF: (I) THE EXERCISE OF ANY LICENSE GRANTED UNDER THIS AGREEMENT, WHETHER BY LICENSEE, ANY AFFILIATE OR ANY SUBLICENSEE; OR (II) ANY ACT, ERROR, OR OMISSION OF LICENSEE, ANY AFFILIATE, OR SUBLICENSEE, OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS OF THE FOREGOING, INCLUDING WITHOUT LIMITATION ANY BREACH OF THIS AGREEMENT, ANY CLAIM OF GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT, AND ANY PRODUCT LIABILITY CLAIM, ANY ASSERTED OR ESTABLISHED VIOLATION OF APPLICABLE LAW, REGULATION, RULE OR ORDER, AND ANY CLAIM OF INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS; EXCEPT TO THE EXTENT SUCH CLAIMS RESULT SOLELY FROM GROSSLY NEGLIGENT ACTS OR OMISSIONS, OR WILLFUL MISCONDUCT OF ANY INDEMNITIES. LICENSEE SHALL GIVE LICENSOR TIMELY NOTICE OF ANY CLAIM OR SUIT INSTITUTED OF WHICH LICENSEE HAS KNOWLEDGE THAT IN ANY WAY, DIRECTLY OR INDIRECTLY, AFFECTS OR MIGHT AFFECT LICENSOR. LICENSEE SHALL HAVE SOLE CONTROL OF THE DEFENSE AND SETTLEMENT OF ANY INDEMNIFIABLE CLAIM, AND LICENSOR SHALL REASONABLY COOPERATE AND PROVIDE REASONABLE ASSISTANCE IN CONNECTION WITH THE DEFENSE OR SETTLEMENT OF ANY SUCH CLAIM, ALL AT LICENSEE’S EXPENSE.

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ARTICLE 13: REGULATORY COMPLIANCE

13.1 Registration. When required by local/national law, Licensee shall register this Agreement, pay all costs and legal fees connected therewith, and otherwise ensure that the local/national laws affecting this Agreement are fully satisfied.

13.2 Export Controls. Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic in Arms Regulations (ITAR) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) ITAR and EAR end use-specific requirements; (v) Foreign Corrupt Practices Act; and (vi) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Licensed Service(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Licensed Service(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

ARTICLE 14: OPTION TO PURCHASE

14. Option to Purchase.

14.1 Election; Purchase Price. Upon the occurrence of a “Sale of Licensee” during the term of this Agreement, Licensee shall have the right and option to purchase the Technology Rights. The purchase price to be paid for the purchase of the Technology Rights shall be an amount equal to the greater of (i)$5,000,000.00, and (ii) forty-five percent (45%) of all consideration actually received by Licensee’s members in the Sale of Licensee. The purchase price will be paid in the same form as the consideration received by Licensee’s members; provided, however, that, Licensee may elect to make a cash payment in lieu of delivering non-cash consideration, which payment shall be equal to the fair market value of such non-cash consideration, as mutually agreed by Licensee and Licensor.

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14.2 Purchase Terms. At any time during the 90-day period preceding a Sale of Licensee, Licensee (or an Affiliate or other entity designated by Licensee) may elect to exercise its right to purchase the Technology Rights by delivering written notice thereof to Licensor. The closing of the purchase and sale of the Technology Rights shall occur within thirty (30) days of the closing of the Sale of Licensee. At the closing, Licensor shall transfer and convey the Technology Rights to Licensee or its designee using such documents and instruments of transfer as are mutually agreeable to Licensor and Licensee (or Licensee’s designee, if applicable), and Licensor shall authorize Licensee or such designee to record and register the assignment with the United States Patent and Trademark Office and such other third parties as are necessary and appropriate. Licensor shall convey the Technology Rights “as, is, where is”, without representation or warranty, other than representations that are substantially similar to those set forth in Sections 9.1 and 9.2 hereof. Upon the closing of the sale of the Technology Rights under this Section 14, Licensee’s obligation to pay the Continuing Royalty shall cease.

14.3 Contingent Consideration. If any portion of the consideration payable to the members of the Licensee is subject to contingencies (including, without limitation, escrow, holdback, earn-out provisions and the like), Licensee (or its Affiliate or designee) shall pay to Licensor an amount calculated based on the portion of such consideration that is not subject to any such contingencies. One or more additional payments will be made to Licensor in the event that any additional consideration becomes payable to the members of the Company upon satisfaction of such contingencies.

14.4 Sale of Assets by Licensee. In the event of the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the business or assets of Licensee (“Sale of Assets”), Licensor acknowledges that the Continuing Royalty will include any net income recognized by Licensee in such Sale of Assets. Accordingly, the Technology Rights will be deemed to have been sold to Licensee or its Affiliate pursuant to Section 14.2 immediately prior to such Sale of Assets, and no additional consideration shall be paid to Licensor; provided, however, that if the Continuing Royalty payable to Licensor for the quarter in which the Sale of Assets occurred is less than $5,000,000, Licensee shall pay to Licensor an amount equal to the difference between $5,000,000.00 and the Continuing Royalty.

ARTICLE 15: MISCELLANEOUS

15. Miscellaneous.

15.1 Further Assurances. Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.2 Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.3 Notices. All notices, requests, consents, claims, demands, waivers, and other communications shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the recipient’s primary business address in the preamble of this Agreement.

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15.4 Entire Agreement. This Agreement, together with all other agreements entered into in conjunction herewith and all Exhibits and any other documents incorporated herein by reference and all other agreements entered into in conjunction herewith, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.5 Assignment. This Agreement is not assignable or otherwise transferable by Licensee, and any attempt by Licensee to assign or transfer its rights or obligations hereunder, in whole or in part, whether by operation of law or otherwise, shall be null and void; provided, however, that no consent shall be required in connection with the assignment of all of Licensee’s rights and obligations under this Agreement to an acquiror or successor in interest in connection with a Sale of Licensee or the sale of all or substantially all of Licensee’s assets.

15.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

15.7 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.8 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.9 Governing Law; Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, without application of any principles of choice of laws, and the courts within Dade County in the State of Florida shall have exclusive jurisdiction and venue for all disputes arising out of this Agreement. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Florida, in each case located in Miami, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

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15.10 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

15.11 Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

15.12 Attorneys Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

15.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

LICENSOR		LICENSEE

JADI CELL LLC		ImmCelz Inc. A subsidiary of Creative Medical Technology Holdings Inc.

By:	/s/ Amit Patel	By:	/s/ Timothy Warbington
Name:	Amit Patel	Name:	Timothy Warbington
	Manager	Title:	CEO

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EXHIBIT A

PATENTS AND APPLICATIONS

3491-001.NP	Methods and Compositions for the Clinical Derivation of an Allogenic	United States	Issued	9,803,176
3491-001.NP.CON	Methods and Compositions for the Clinical Derivation of an Allogenic	United States	Published
3491-001.PCT	Compositions and Methods for Clinical Derivation of Allogenic Cells	PCT	Published
3491-001.PCT.CA	Compositions and Methods for Clinical Derivation of Allogenic Cell	Canada	Pending
3491-001.PCT.EP	Methods and Compositions for the Clinical Derivation of an Allogenic	European Patent	Nationalize	2798058
3491-001.PCT.EP.BE	Methods and Compositions for the Clinical Derivation of an Allogenic	Belgium	Issued	2798058
3491-001.PCT.EP.DE	Methods and Compositions for the Clinical Derivation of an Allogenic	Germany	Issued	2798058
3491-001.PCT.EP.DIV	Methods and Compositions for the Clinical Derivation of an Allogenic	European Patent	Published
3491-001.PCT.EP.ES	Methods and Compositions for the Clinical Derivation of an Allogenic	Spain	Issued	2798058
3491-001.PCT.EP.FR	Methods and Compositions for the Clinical Derivation of an Allogenic	France	Issued	2798058
3491-001.PCT.EP.GB	Methods and Compositions for the Clinical Derivation of an Allogenic	United Kingdom	Issued	2798058
3491-001.PCT.EP.IT	Methods and Compositions for the Clinical Derivation of an Allogenic	Italy	Issued	2798058
3491-001.PCT.EP.NL	Methods and Compositions for the Clinical Derivation of an Allogenic	Netherlands	Issued	2798058
3491-001.PCT.EP.SE	Methods and Compositions for the Clinical Derivation of an Allogenic	Sweden	Issued	2798058
3491-001.PCT.JP	Compositions and Methods for Clinical Derivation of Allogenic Cells	Japan	Issued	6548897

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EXHIBIT B

Regulatory Documents & Inventory

o	Cross reference to Drug Master File 18138

o	Cross reference to existing and US FDA INDs

o	Access to Master Cell Bank

o	US Patent No.: 9,803,176 B2-master cell bank

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EXHIBIT C

DESCRIPTION OF KNOW-HOW

The Know-How consists of Licensor’s proprietary process of expanding the master cell bank of Jadi Cell LLC, as currently practiced by Licensor and as documented in standard operating procedures (SOPs) and other written documentation delivered to Licensee on the Effective Date. Licensor and Licensee acknowledge that former employees of Licensor will be employed by Licensee and will provide necessary instruction on such process as will enable Licensee to use such process as historically used by Licensor.

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